Exhibit 4.2

Transfer of Loan Agreement

(Unofficial Summary English Translation Solely for Convenience)

Party A: Shandong Shengjia Industrial Park Operation and Management (“Shandong Shengjia”)

Legal Representative: Yawen Zhang

Party B: Shanghai Meicheng Enterprise Management Co., Ltd., (“Shanghai Meicheng”)

Legal Representative: Miaomiao Yan

Considering:

Shandong SNTON and Shandong Shengjia have entered into a transfer of loan agreement pursuant to which Shandong SNTON transferred the remaining principal of its loan to Fuwei Shandong together with the related interest to Shandong Shengjia.

Shandong Shengjia and Shanghai Meicheng have agreed on terms and conditions set forth as below:

1.	Shandong Shengjia transferred the remaining principal of its loan to Fuwei Shandong and the related interest to Shanghai Meicheng.

2.	After this transfer of the loan, Shandong Shengjia shall no longer have the right to this loan.

Any dispute arising from this Agreement shall be settled through arbitration. If no agreement can be reached through arbitration, both parties shall have the right to bring an action against the other party with the court where the agreement is signed.

This agreement is in duplicates and each party holds one copy.

Shandong Shengjia Industrial Park Operation and Management (chop)

Shanghai Meicheng Enterprise Management Co., Ltd. (chop)

Date: June 16, 2020.